Exhibit 99.1

For Information Contact

At Greater Bay Bancorp:	At Silverman Heller Associates:
David L. Kalkbrenner, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5767	(310) 208-2550
Steven C. Smith, EVP and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP REPORTS

NET INCOME OF $48 MILLION

FOR THE FIRST SIX MONTHS OF 2003

– CREDIT QUALITY STABLE –

PALO ALTO, Calif., July 23, 2003 – Greater Bay Bancorp (Nasdaq:GBBK), an $8.1 billion in assets financial services holding company, today announced results for the second quarter and six months ended June 30, 2003.

For the second quarter of 2003, Greater Bay Bancorp’s NET INCOME was $23.1 million, or $0.41 per diluted share, compared to $33.5 million, or $0.62 per diluted share, for the second quarter of 2002. Based on NET INCOME for the second quarter of 2003, Greater Bay Bancorp’s return on average equity was 12.97% and return on average assets was 1.15%. For the second quarter of 2002, NET INCOME resulted in a return on average equity of 22.48% and a return on average assets of 1.60%.

For the first six months of 2003, Greater Bay Bancorp’s NET INCOME was $48.2 million, or $0.86 per diluted share, compared to $61.1 million, or $1.14 per diluted share, for the first six months of 2002. Based on NET INCOME for the first six months of 2003, Greater Bay Bancorp’s return on average equity was 13.80% and return on average assets was 1.22%. For the first six months of 2002, NET INCOME resulted in a return on average equity of 21.47% and a return on average assets of 1.50%.

The $0.21 decline in earnings per diluted share for the second quarter of 2003 and the $0.28 decline in earnings per diluted share for the first six months of 2003, compared to the same periods a year ago, were attributable primarily to the following factors:

•	market interest rate reductions reduced the Company’s net interest margin by 48 basis points in the second quarter of 2003 and 43 basis points in the first six months of 2003, resulting in approximately an $(0.11) and $(0.19) decline in earnings per diluted share, respectively,

•	planned reduction in the Company’s interest earning asset base (primarily the investment securities portfolio) reduced earnings per diluted share by approximately $(0.07) and $(0.12) for the second quarter of 2003 and first six months of 2003, respectively,

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Greater Bay Bancorp’s Second Quarter 2003 Earnings Results

July 23, 2003

•	outside consulting costs related to enterprise-wide risk management and regulatory compliance amounted to approximately $1.3 million in the second quarter of 2003 and $2.2 million in the first six months of 2003, or approximately $(0.02) and $(0.03) per diluted share, respectively.

Non-Interest Income

The Company continues to focus on increasing non-interest income. Non-interest income for the second quarter of 2003 increased to $42.3 million from $39.5 million in the second quarter of 2002. Non-interest income for the first quarter of 2003 was $44.8 million. While gains on investment securities were $1.1 million higher in the second quarter of 2003 compared to the first quarter of 2003, gains on the sale of loans were $1.2 million lower for the same period due to the Company’s decision not to sell any Matsco loans in the second quarter. Non-interest income for the first six months of 2003 increased to $87.1 million from $62.1 million in the first six months of 2002, of which $20.1 million was related to an additional two and one-half months of ABD’s commissions and fees.

Non-interest income as a percentage of total revenues for the second quarter and first half of 2003 was 36.44% and 36.74%, respectively, compared with 30.83% and 26.06% for the second quarter and first half of 2002 and 37.02% for the first quarter of 2003. The first half of 2002 included only three and one-half months of ABD’s commissions and fees.

In July 2003, ABD completed the acquisition of Sullivan and Curtis Insurance Brokers of Washington LLC (S&C), an insurance brokerage firm located in Seattle, Washington. The acquisition, which we anticipate will be neutral to 2003 earnings and marginally accretive to 2004 earnings, was a strategic move for ABD, as it allows ABD to expand its market reach and enhance its position as the premier regional West Coast firm. The S&C acquisition also adds new business lines to ABD’s product offerings, including marine insurance. Greater Bay Bancorp estimates that the acquisition will add approximately 8% to ABD’s revenue stream.

Balance Sheet

At June 30, 2003, Greater Bay Bancorp’s total assets were $8.1 billion, total loans were $4.7 billion, total investments, primarily mortgage-backed securities, were $2.7 billion and total deposits were $5.5 billion. From June 30, 2002 to June 30, 2003, total loans were flat, total investments decreased 17% to $2.7 billion, and total deposits increased 5% to $5.5 billion. The net deposit growth for the 12 month period reflects a reduction of $107.3 million in wholesale deposits. Core deposits, which exclude wholesale deposits, grew by $356.4 million or 8% from the second quarter of 2002 versus the second quarter of 2003.

Credit Quality

Net charge-offs in the second quarter of 2003 were $6.5 million, or 0.55% of average annualized loans, compared to 0.72% in the second quarter of 2002. Non-performing assets of $49 million at June 30, 2003 increased from $40 million at March 31, 2003. The net increase was primarily the result of one Shared National Credit (SNC) loan becoming non-performing. The ratio of non-performing assets to total assets was 0.61% at June 30, 2003, compared to 0.51% at March 31, 2003 and 0.50% at June 30, 2002. The allowance for loan losses was $130 million or 2.75% of total loans at June 30, 2003, compared to $130 million or 2.74% at March 31, 2003 and $126 million or 2.68% at June 30, 2002.

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Greater Bay Bancorp’s Second Quarter 2003 Earnings Results

July 23, 2003

During the past year, total commitments in our SNC portfolio have been reduced by $107 million, or 60%, and the funded amount has been reduced by $80 million, or 58%. The total SNC non-relationship portfolio as of June 30, 2003 had commitments of only $31 million and a funded amount of $28 million. Subsequent to quarter-end, the Company further reduced its SNC non-relationship loan portfolio by selling a loan with a net book value of $5.07 million for $5.04 million, resulting in a $30,000 loss. After the loan sale, the SNC non-relationship loans outstanding comprise less than 0.5% of loans outstanding.

David Kalkbrenner, President and CEO, stated, “The efforts of our relationship managers continue to show positive results on the levels of net charge-offs and nonperforming assets. With a strong loan loss reserve, we believe we are well-positioned to weather current economic conditions.”

Capital Ratios

The capital ratios of Greater Bay Bancorp and each of its subsidiary banks remain above the well-capitalized guidelines established by the bank regulatory agencies. The Company’s tangible equity to asset ratio increased to 6.91% at June 30, 2003 from 6.69% at March 31, 2003 and 5.43% at June 30, 2002. The Company’s leverage ratio also increased during the second quarter of 2003 to 9.29% from 9.18% in the first quarter of 2003 and 7.77% one year ago, while the total risk-based capital ratio increased to 13.55% at June 30, 2003 from 13.34% at March 31, 2003 and 12.26% at June 30, 2002.

When the Company’s capital ratios are compared to those of the top 75 U.S. Banks (by asset size) at March 31, 2003, the Company (ranked 62nd by asset size) had tangible equity, leverage, tier 1 and total risk-based capital ratios equal to or exceeding the top 75 U.S. Banks’ average ratios.

Mr. Kalkbrenner commented, “During this last quarter, we engaged an outside firm to help us develop an economic capital allocation model that incorporates economic factors, historical factors and our actual operating results to measure our capital levels in relation to our risk profile. The preliminary results of this project indicate that our risk profile and capital position should provide us with the flexibility to continue to manage capital in the best interests of our shareholders.”

Net Interest Margin

Greater Bay Bancorp’s average net interest margin for the second quarter of 2003 was 4.11% compared to 4.33% for the first quarter of 2003 and 4.59% for the second quarter of 2002. The end-of-period net interest margin remained relatively flat at 4.10%.

Mr. Kalkbrenner commented, “Low market interest rates continue to put significant pressure on our net interest margin. Beginning in the second quarter of 2002, we began to defensively position the balance sheet to be more asset sensitive by reducing our fixed rate investment portfolio from $3.2 billion to $2.7 billion with a year-end target of $2.2 billion.”

Mr. Kalkbrenner continued, “We have had many opportunities to add to our net interest income in the short-term by extending investment security maturities or expanding the balance sheet, but we believe the risks of that strategy in this low interest rate environment would not be prudent interest rate risk management. When market interest rates begin to rise, our balance sheet will be positioned for growth and margin expansion and will not be saddled with assets that could hinder our flexibility.”

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Greater Bay Bancorp’s Second Quarter 2003 Earnings Results

July 23, 2003

Interest Rate Risk Management

The Company continues to proactively manage its interest rate risk exposure to ensure that it is positioned for long-term success compared to short-term earnings goals that would not be sustainable in a rising interest rate environment. The Company’s current strategy, which is continually reviewed in relationship to market conditions, includes a gradual reduction of the investment securities portfolio. This strategy will continue to reduce current net interest income in the near-term, but will position the Company to take advantage of an improving economy and rising market interest rates over the longer term. Because the balance sheet is positioned to be more asset sensitive, the Company’s net interest margin will continue to be pressured by the latest declines in market interest rates. Should rates continue to trend down or remain at their current low levels, the Company’s net interest margin would decline further.

Operating Expenses

Operating expenses decreased by $1.1 million to $72.2 million (which included $1.3 million in regulatory related consulting costs) during the second quarter of 2003 from $73.3 million in the first quarter of 2003, which was primarily the result of the seasonal impact of payroll taxes and benefit costs. Operating expenses increased by $6.7 million to $72.2 million during the second quarter of 2003 compared to $65.5 million in the second quarter of 2002, primarily due to increased salary and benefits of $3.4 million, regulatory related consulting costs of $1.3 million and increases in professional and legal fees of $1.2 million.

The Company’s efficiency ratio for the second quarter of 2003 was 62.21% (56.04% excluding the income and expenses of ABD, compared to 51.10% (43.93% excluding ABD) for the second quarter of 2002. For the first half of 2003, the efficiency ratio was 61.42% (55.66% excluding the income and expenses of ABD), compared to 48.47% (43.42% excluding ABD) for the first half of 2002.

Mr. Kalkbrenner commented, “We have incurred considerable expenses in proactively enhancing our risk management systems to ensure they will support our future growth. While it is difficult to quantify the value of the investment in systems and people that we have made, I am confident that it will position us to enhance the Company’s performance as the economy recovers.”

Outlook for Remainder of 2003

•	Loan growth – continued focus on quality and relationships – business loan growth is expected to increase slightly in the last half of 2003,

•	Deposit growth – commensurate with our relationship philosophy, the Company is committed to expanding its deposit base and selectively adding new clients – the Company anticipates deposit growth in the range of 5% to 10% for the remainder of the year,

•	Net interest margin – the Company anticipates slight margin compression throughout 2003 without market interest rate reductions – if market interest rates decline, the Company would expect continued margin pressure. For every 25 basis point decline in market interest rates, the net interest margin is estimated to decline

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Greater Bay Bancorp’s Second Quarter 2003 Earnings Results

July 23, 2003

approximately 10 basis points to 20 basis points, depending on the mix of assets and liabilities,

•	Credit Quality – continued aggressive management of credit risk, and based on the current outlook, the Company believes net charge-offs will be in the range of 60 basis points to 70 basis points for 2003.

Conference Call

Investors have the opportunity to listen to the conference call live over the Internet through CompanyBoardroom at http://www.companyboardroom.com on Wednesday, July 23, 2003 at 8:00 a.m. Pacific time. Investors should go to the CompanyBoardroom web site 15 minutes prior to the start of the call, as it may be necessary to download audio software to hear the conference call. A replay of the conference call will be available on the CompanyBoardroom web site and via telephone through July 30, 2003 by dialing (800) 642-1687 or (706) 645-9291 and providing Conference ID 1572019.

About Greater Bay Bancorp

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula BankofCommerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding future operating results, net interest margin, net loan charge-offs, asset quality, level of loan loss reserves, growth in loans and deposits, the impact of the S & C acquisition and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) any difficulties that may be encountered in integrating S&C and in realizing operating efficiencies; (3) government regulation; and (4) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

-Financial Tables Follow-

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Greater Bay Bancorp’s Second Quarter 2003 Earnings Results

July 23, 2003

GREATER BAY BANCORP

JUNE 30, 2003 – FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s)

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA:

	Jun 30 2003	Mar 31 2003	Dec 31 2002	Sept 30 2002	Jun 30 2002
Cash and Due From Banks	$278,989	$243,684	$300,514	$271,774	$265,033
Investments	2,654,714	2,556,106	2,576,986	2,966,302	3,181,788
Loans:
Commercial	1,992,499	1,974,656	2,067,142	2,007,389	1,997,960
Term Real Estate—Commercial	1,650,330	1,642,560	1,610,277	1,529,582	1,500,972

Total Commercial	3,642,829	3,617,216	3,677,419	3,536,971	3,498,932
Construction & Land	671,666	704,041	710,990	715,351	728,795
Real Estate—Other	244,955	247,335	251,665	282,894	292,474
Consumer and Other	162,928	165,650	166,331	174,797	178,809
Deferred Loan Fees, Net	(14,803)	(15,044)	(15,245)	(16,102)	(16,354)

Total Loans	4,707,575	4,719,198	4,791,160	4,693,911	4,682,656
Allowance for Loan Losses	(130,030)	(129,818)	(129,613)	(128,429)	(126,092)

Total Loans, Net	4,577,545	4,589,380	4,661,547	4,565,482	4,556,564
Goodwill and Other Intangibles	189,299	191,580	191,903	170,642	171,915
Other Assets	383,467	378,256	344,777	343,799	350,922

Total Assets	$8,084,014	$7,959,006	$8,075,727	$8,317,999	$8,526,222

Deposits:
Demand, Non-Interest Bearing	$975,122	$959,823	$1,028,672	$984,327	$933,486
NOW, MMDA and Savings	2,873,737	2,813,126	2,673,973	2,693,242	2,555,057
Time Certificates, $100,000 and over	808,723	803,328	829,717	809,519	807,033
Other Time Certificates	890,669	945,483	739,911	956,821	1,003,550

Total Deposits	5,548,251	5,521,760	5,272,273	5,443,909	5,299,126

Other Borrowings	1,295,373	1,335,406	1,737,243	1,840,423	2,209,356
Trust Preferred Securities	204,000	204,000	204,000	203,000	223,000
Other Liabilities	301,793	186,670	165,502	163,310	169,311

Total Liabilities	7,349,417	7,247,836	7,379,018	7,650,642	7,900,793

REIT Preferred Securities	15,302	15,650	15,650	15,650	15,650
Convertible Preferred Stock	80,441	80,441	80,900	72,500	72,500
Shareholders’ Equity	638,854	615,079	600,159	579,207	537,279

	719,295	695,520	681,059	651,707	609,779

Total Liabilities and Shareholders’ Equity	$8,084,014	$7,959,006	$8,075,727	$8,317,999	$8,526,222

Average Quarterly Total Loans, excluding Nonaccrual	$4,720,462	$4,716,930	$4,702,111	$4,641,680	$4,541,191
Average Quarterly Investments	$2,483,795	$2,412,634	$2,676,653	$3,183,293	$3,202,106
Average Quarterly Interest Earning Assets	$7,204,257	$7,129,564	$7,378,764	$7,824,973	$7,743,297
Average Quarterly Deposits	$5,661,474	$5,342,679	$5,534,618	$5,443,742	$5,194,555
Average Quarterly Interest Bearing Liabilities	$6,250,061	$6,080,198	$6,376,908	$6,715,291	$6,721,689
Average Quarterly Assets	$8,055,962	$7,939,810	$8,219,625	$8,474,179	$8,413,187
Average Quarterly Equity	$714,908	$694,109	$667,716	$632,589	$598,254
Average YTD Interest Earning Assets	$7,163,416	$7,129,564	$7,621,349	$7,712,939	$7,639,798
Average YTD Assets	$7,998,207	$7,939,810	$8,285,240	$8,307,360	$8,222,835
Average YTD Equity	$704,566	$694,109	$612,453	$593,825	$574,122
Total Regulatory Capital
Tier I capital	$730,432	$711,170	$691,048	$678,606	$640,207
Total risk-based capital	$805,431	$785,488	$765,526	$753,986	$736,378
Nonperforming Assets
Nonaccrual Loans	$46,491	$37,285	$37,750	$47,695	$42,349
OREO	2,500	3,000	397	930	509

Total Nonperforming Assets	$48,991	$40,285	$38,147	$48,625	$42,858

Greater Bay Trust Company Assets	$616,847	$598,885	$607,244	$598,481	$641,884

Greater Bay Bancorp’s Second Quarter 2003 Earnings Results

July 23, 2003

GREATER BAY BANCORP

JUNE 30, 2003 – FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s)

SELECTED QUARTERLY CONSOLIDATED OPERATING DATA:

	Second Quarter 2003	First Quarter 2003	Fourth Quarter 2002	Third Quarter 2002	Second Quarter 2002
Interest Income	$103,450	$107,344	$116,936	$128,259	$130,792
Interest Expense	29,646	31,177	35,917	40,622	42,145

Net Interest Income Before Provision for Loan Losses	73,804	76,167	81,019	87,637	88,647
Provision for Loan Losses	6,700	6,495	7,000	27,776	9,000

Net Interest Income After Provision for Loan Losses	67,104	69,672	74,019	59,861	79,647
Non-interest Income:
Insurance Agency Commissions & Fees	27,945	30,642	23,664	26,359	27,601
Gains on Investments and early retirement of CODES (1)	3,136	2,023	2,247	14,835	3,004
Depositor Service Fees	2,995	2,831	2,786	2,771	2,762
Loan and International Banking Fees	2,421	2,038	2,309	2,124	2,273
Operating Lease Fees	1,234	877	523	207	55
Trust Fees	819	757	922	844	894
ATM Fees	445	406	574	629	628
Gain on Sale of Loans	364	1,543	1,999	2,049	210
Other Income (2)	2,962	3,647	3,441	5,737	2,083

Total Non-interest Income	42,321	44,764	38,465	55,555	39,510
Operating Expenses:
Salaries	38,084	39,543	38,222	37,296	36,054
Deferred Loan Origination Costs	(3,545)	(3,051)	(3,580)	(3,479)	(3,745)
Benefits	7,462	8,940	7,093	5,950	6,338

Total Compensation and Benefits	42,001	45,432	41,735	39,767	38,647
Occupancy and Equipment	10,171	9,642	10,225	10,035	10,267
Professional Services & Legal	4,390	4,962	2,835	2,462	1,915
Telephone, postage and supplies	1,878	1,746	2,020	1,827	1,918
Marketing and promotion	1,822	1,115	681	1,605	1,617
Amortization of Intangibles	1,671	1,671	1,658	1,650	1,650
Data Processing	1,407	1,251	1,350	1,145	1,196
Insurance	1,283	1,236	944	901	892
Correspondent Bank Charges	1,277	1,105	1,215	1,370	1,074
Depreciation—Equipment Leased to Others (2)	1,072	735	454	158	—
Other Real Estate, Net	518	1	20	119	—
FDIC Insurance and Assessments	482	498	491	409	417
Client Services	318	344	480	433	557
Other Expenses	3,502	3,151	1,030	1,469	3,900

	71,792	72,889	65,138	63,350	64,050
Costs related to the Early Retirement of Trust Preferred Securities (TPS)	—	—	—	—	975
REIT Preferred Securities expense	454	453	421	465	464

Total Operating Expenses	72,246	73,342	65,559	63,815	65,489
Income Before Income Taxes	37,179	41,094	46,925	51,601	53,668
Income Tax Expense	14,054	15,997	16,259	19,131	20,132

Net Income	$23,125	$25,097	$30,666	$32,470	$33,536

(1)	CODES (Zero Coupon Convertible Contingent Debt Securities)
(2)	Prior amounts have been reclassified to reflect the depreciation expense of equipment leased to others in operating expenses, as required by FAS 13.
This expense was netted with other income in Q4 and Q3 2002.

Greater Bay Bancorp’s Second Quarter 2003 Earnings Results

July 23, 2003

GREATER BAY BANCORP

JUNE 30, 2003 – FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s)

SELECTED CONSOLIDATED OPERATING DATA FOR THE SIX MONTH PERIODS:

	YTD 30-Jun 2003	YTD 30-Jun 2002
Interest Income	$210,794	$260,217
Interest Expense	60,823	84,016

Net Interest Income Before Provision for Loan Losses	149,971	176,201
Provision for Loan Losses	13,195	25,000

Net Interest Income After Provision for Loan Losses	136,776	151,201
Non-interest Income:
Insurance Agency Commissions & Fees (1)	58,587	38,492
Gains on Investments and early retirement of CODES (2)	5,159	3,351
Depositor Service Fees	5,826	5,590
Loan and International Banking Fees	4,459	4,800
Operating Lease Fees	2,111	17
Trust Fees	1,576	1,800
ATM Fees	851	1,211
Gain on Sale of Loans	1,907	706
Other Income	6,609	6,135

Total Non-interest Income	87,085	62,102
Operating Expenses:
Salaries	77,627	62,100
Deferred Loan Origination Costs	(6,596)	(6,731)
Benefits	16,402	11,853

Total Compensation and Benefits	87,433	67,222
Occupancy and Equipment	19,813	19,105
Professional Services & Legal	9,352	3,604
Telephone, postage and supplies	3,624	3,551
Marketing and promotion	2,937	3,069
Amortization of Intangibles	3,342	2,212
Data Processing	2,658	2,325
Insurance	2,519	1,540
Correspondent Bank Charges	2,382	1,998
Depreciation—Equipment Leased to Others	1,807	—
Other Real Estate, Net	519	—
FDIC Insurance and Assessments	980	880
Client Services	662	1,204
Other Expenses	6,653	6,889

	144,681	113,599
Costs related to the Early Retirement of Trust Preferred Securities (TPS)	—	975
REIT Preferred Securities expense	907	928

Total Operating Expenses	145,588	115,502
Income Before Income Taxes	78,273	97,801
Income Tax Expense	30,051	36,663

Net Income	$48,222	$61,138

(1)	The Company acquired ABD Insurance and Financial Services (ABD) on March 12, 2002 which is accounted for under the purchase accounting method.
(2)	CODES (Zero Coupon Convertible Contingent Debt Securities)

Greater Bay Bancorp’s Second Quarter 2003 Earnings Results

July 23, 2003

GREATER BAY BANCORP

JUNE 30, 2003 – FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s, except share and per share data)

SELECTED QUARTERLY CONSOLIDATED FINANCIAL CONDITION RATIOS:

	Jun 30 2003	Mar 31 2003	Dec 31 2002	Sept 30 2002	Jun 30 2002
Loan to Deposit Ratio	84.85%	85.47%	90.87%	86.22%	88.37%
Ratio of Allowance for Loan Losses to:
Average Loans	2.73%	2.73%	2.73%	2.74%	2.75%
End of Period Loans	2.75%	2.74%	2.70%	2.73%	2.68%
Total Nonperforming Assets	265.42%	322.25%	339.77%	264.12%	294.21%
Ratio of Provision for Loan Losses to Average Loans, annualized	0.56%	0.55%	0.59%	2.35%	0.79%
Total Nonperforming Loans to Total Loans	0.99%	0.79%	0.79%	1.02%	0.90%
Total Nonperforming Assets to Total Assets	0.61%	0.51%	0.47%	0.58%	0.50%
Ratio of Quarterly Net Charge-offs to Average Loans, annualized	0.55%	0.54%	0.49%	2.15%	0.72%
Ratio of YTD Net Charge-offs to YTD Average Loans, annualized	0.54%	0.54%	1.19%	1.43%	1.05%
Loan Growth, current quarter to prior year quarter	0.53%	4.91%	6.57%	7.17%	9.01%
Loan Growth, current quarter to prior quarter, annualized	-0.99%	-6.09%	8.22%	0.95%	16.43%
Loan Growth, YTD annualized	-3.52%	-6.09%	6.57%	5.89%	8.39%
Deposits Growth, current quarter to prior year quarter	4.70%	9.53%	5.66%	11.71%	8.60%
Deposits Growth, current quarter to prior quarter, annualized	1.92%	19.19%	-12.51%	10.84%	20.52%
Deposits Growth, YTD annualized	10.56%	19.19%	5.66%	12.16%	12.49%
Revenue Growth, current quarter to prior year quarter	-9.39%	9.79%	28.64%	62.56%	46.25%
Revenue Growth, current quarter to prior quarter, annualized (1)	-15.94%	6.48%	-66.58%	46.06%	65.59%
Net Interest Income Growth, current quarter to prior year quarter	-16.74%	-13.01%	-2.20%	13.38%	18.79%
Net Interest Income Growth, current quarter to prior quarter, annualized (2)	-12.44%	-24.29%	-29.96%	-4.52%	5.01%
Average Earning Assets to Average Total Assets	89.43%	89.80%	89.77%	92.34%	92.04%
Average Earning Assets to Average Interest-Bearing Liabilities	115.27%	117.26%	115.71%	116.52%	115.20%
Capital Ratios:
Tangible Equity to Tangible Assets (3)	6.91%	6.69%	6.40%	6.10%	5.43%
Tangible Common Equity to Tangible Assets (4)	6.71%	6.49%	6.20%	5.90%	5.24%
Tier 1 leverage ratio	9.29%	9.18%	8.61%	8.17%	7.77%
Tier 1 risk-based capital ratio	12.29%	12.08%	11.71%	11.35%	10.66%
Total risk-based capital ratio	13.55%	13.34%	12.97%	12.61%	12.26%
Risk Weighted Assets	$5,942,616	$5,887,156	$5,900,325	$5,979,732	$6,005,431
Book Value Per Share	$12.29	$11.88	$11.64	$11.26	$10.50
Tangible Book Value Per Share, including Convertible Preferred Stock (5)	$10.20	$9.73	$9.48	$9.35	$8.55
Tangible Book Value Per Share, excluding Convertible Preferred Stock (6)	$8.65	$8.18	$7.92	$7.94	$7.14
Total Shares Outstanding	51,982,864	51,774,074	51,577,795	51,442,027	51,192,359

(1)	The revenue contraction in Q4 2002 compared to Q3 2002, annualized was primarily due to a decrease of $12.6 million in gains on investments and early retirement of CODES.
(2)	The net interest income contraction in the Q1 2003 and Q4 2002 compared to prior quarters, annualized was primarily due to a reduction in investments due to de-leveraging the balance sheet.
(3)	Tangible Equity includes Shareholders' Equity, Convertible Preferred Stock and REIT Preferred Securities, less Goodwill and Other Intangibles.
(4)	Tangible Common Equity includes Shareholders' Equity and Convertible Preferred Stock, less Goodwill and Other Intangibles.
(5)	Tangible Equity includes Shareholders' Equity and Convertible Preferred Stock, less Goodwill and Other Intangibles.
(6)	Tangible Equity includes Shareholders' Equity less Goodwill and Other Intangibles.

Great Bay Bancorp’s Second Quarter 2003 Earnings Results

July 23, 2003

GREATER BAY BANCORP

JUNE 30, 2003 – FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s, except share and per share data)

SELECTED QUARTERLY CONSOLIDATED OPERATING RATIOS:

	Second Quarter 2003	First Quarter 2003	Fourth Quarter 2002	Third Quarter 2002	Second Quarter 2002

GAAP EPS
Net Income Per Share
Basic (1)	$0.42	$0.46	$0.57	$0.61	$0.64
Diluted (2)	$0.41	$0.45	$0.57	$0.60	$0.62
Weighted Average Common Shares Outstanding	51,925,000	51,735,000	51,547,000	51,339,000	50,685,000
Weighted Average Common & Common Equivalent Shares Outstanding (2)	52,745,000	52,161,000	54,135,000	54,504,000	54,500,000

GAAP Ratios
Return on Period Average Assets, annualized	1.15%	1.28%	1.48%	1.52%	1.60%
Return on Period Average Equity, annualized	12.97%	14.66%	18.22%	20.36%	22.48%
Net Interest Margin – Average Earning Assets (3)	4.11%	4.33%	4.36%	4.44%	4.59%
Operating Expense Ratio (4)	3.60%	3.75%	3.16%	2.99%	3.12%
Efficiency Ratio (5)	62.21%	60.65%	54.87%	44.57%	51.10%
Total Operating Expenses	$72,246	$73,342	$65,559	$63,815	$65,489
Total Revenue	$116,125	$120,931	$119,484	$143,192	$128,157

NON-GAAP Ratios
Efficiency Ratio (Excluding the operating results of ABD) (6)	56.04%	55.28%	45.12%	35.61%	43.93%
ABD Operating Expenses	$22,852	$23,556	$22,345	$22,288	$21,520
ABD Revenue	$27,991	$30,862	$23,698	$26,569	$28,078

(1)	Net income available to common shareholders is based on total net income less preferred dividends of $1.5 million for Q2 and Q1 2003, $1.3 million for Q4, Q3 and Q2 2002.
(2)	The convertible preferred stock was considered anti-dilutive in Q2 and Q1 2003, whereby the preferred dividends of $1.5 million divided by the common stock equivalent of the convertible preferred stock of 2,718,000 shares and 2,785,000 shares in Q2 and Q1 2003 were greater than the diluted earnings per share. Net income available to common shareholders is based on total net income less preferred dividends of $1.5 million for Q2 and Q1 2003.
(3)	Net interest income for the period, annualized and divided by average quarterly interest earning assets.
(4)	Total operating expenses for the period, annualized and divided by average quarterly assets.
(5)	Total operating expenses divided by total revenue (the sum of net interest income and non-interest income).
(6)	Total operating expenses minus ABD operating expenses divided by total revenue minus ABD revenue.

Greater Bay Bancorp’s Second Quarter 2003 Earnings Results

July 23, 2003

GREATER BAY BANCORP

JUNE 30, 2003 – FINANCIAL SUMMARY (UNAUDITED)

($ In 000’s, except share and per share data)

SELECTED CONSOLIDATED OPERATING RATIOS FOR THE SIX MONTH PERIODS:

	YTD	YTD
	30-Jun	30-Jun
	2003	2002
GAAP EPS
Net Income Per Share
Basic (1)	$0.87	$1.18
Diluted (2)	$0.86	$1.14
Weighted Average Common Shares Outstanding	51,831,000	50,446,000
Weighted Average Common & Common Equivalent Shares Outstanding (2)	52,420,000	53,765,000

GAAP Ratios
Return on Period Average Assets, annualized	1.22%	1.50%
Return on Period Average Equity, annualized	13.80%	21.47%
Net Interest Margin—Average Earning Assets (3)	4.22%	4.65%
Operating Expense Ratio (4)	3.67%	2.83%
Efficiency Ratio (5)	61.42%	48.47%
Total Operating Expenses	$145,588	$115,502
Total Revenue	$237,056	$238,303

NON-GAAP Ratios
Efficiency Ratio (Excluding the operating results of ABD) (6)	55.66%	43.42%
ABD Operating Expenses	$46,408	$29,015
ABD Revenue	$58,853	$39,135

(1)	Net income available to common shareholders is based on total net income less preferred dividends of $3.0 million for YTD June 2003 and $1.6 million for YTD June 2002.
(2)	The convertible preferred stock was considered anti-dilutive in YTD June 2003, whereby the preferred dividends of $3.0 million divided by the common stock equivalent of the convertible preferred stock of 2,751,000 shares was greater than the diluted earnings per share. Net income available to common shareholders is based on total net income less preferred dividends of $3.0 million for YTD June 2003.
(3)	Net interest income for the period, annualized and divided by average YTD interest earning assets.
(4)	Total operating expenses for the period, annualized and divided by average YTD assets.
(5)	Total operating expenses divided by total revenue (the sum of net interest income and non-interest income).
(6)	Total operating expenses minus ABD operating expenses divided by total revenue minus ABD revenue.